EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter and First Half 2022 Results

MARIETTA, Pa., July 28, 2022 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ: DGICB) today reported its financial results for the second quarter and first half of 2022.

Significant Items for Second Quarter of 2022 (all comparisons to second quarter of 2021):

  Net loss of $8.2 million, or 26 cents per Class A share, compared to net income of $16.2 million, or 53 cents per diluted Class A share
  Net premiums earned increased 6.0% to $204.1 million
  Net premiums written1 increased 4.2% to $218.4 million
  Combined ratio of 105.0%, compared to 96.1%
  Net loss included after-tax net investment losses of $6.6 million, or 21 cents per Class A share, compared to after-tax net investment gains of $3.4 million, or 11 cents per diluted Class A share
  Book value per share of $15.87 at June 30, 2022

Financial Summary

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$204,128	$192,489	6.0%	$403,377	$379,740	6.2%
Investment income, net	8,204	7,652	7.2	16,063	15,163	5.9
Net investment (losses) gains	(8,377)	4,241	NM2	(8,453)	6,710	NM
Total revenues	204,311	205,146	-0.4	411,938	403,116	2.2
Net (loss) income	(8,208)	16,164	NM	4,937	26,694	-81.5
Non-GAAP operating (loss) income[1]	(1,590)	12,814	NM	11,615	21,393	-45.7
Annualized (loss) return on average equity	-6.3%	12.0%	NM	1.9%	10.0%	-8.1	pts

Per Share Data
Net (loss) income – Class A (diluted)	$(0.26)	$0.53	NM	$0.16	$0.88	-81.8%
Net (loss) income – Class B	(0.24)	0.48	NM	0.14	0.80	-82.5
Non-GAAP operating (loss) income – Class A (diluted)	(0.05)	0.42	NM	0.37	0.71	-47.9
Non-GAAP operating (loss) income – Class B	(0.05)	0.38	NM	0.34	0.64	-46.9
Book value	15.87	17.64	-10.0%	15.87	17.64	-10.0

1The “Definitions of Non-GAAP Financial Measures” section of this release defines data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”) and reconciles such data to GAAP measures.

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer, stated, “Our second quarter of 2022 results reflected a number of factors, including after-tax investment losses of $6.6 million related to the market-driven decline in the value of our equity investment holdings as well as elevated weather-related and large fire losses during the quarter. The above-average weather-related losses for the second quarter of 2022 resulted primarily from multiple localized wind and hail events, with only one event generating claims that exceeded our insurance subsidiaries’ reinsurance retention amount. While claim frequency levels generally remained consistent with historical trends, inflationary pressures contributed to higher loss costs in our homeowners, commercial multi-peril and automobile lines of business. We expect the premium rate increases we have implemented to date, and plan to implement during the remainder of 2022 and 2023 will lead to improved results as those increases are earned over the terms of the underlying policies. In spite of the elevated loss activity in the second quarter, our underwriting results for the first half of 2022 largely met our expectations. We are making excellent progress on our ongoing strategic and business transformation initiatives. Maintaining a long-term view, we believe that we are well-positioned to enhance our profitability and achieve our operational and financial objectives over time.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer personal and commercial property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and four Southwestern states (Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$126,854	$115,300	10.0%	$251,183	$224,525	11.9%
Personal lines	77,274	77,189	0.1	152,194	155,215	-1.9
Total net premiums earned	$204,128	$192,489	6.0%	$403,377	$379,740	6.2%

Net Premiums Written
Commercial lines:
Automobile	$43,588	$42,574	2.4%	$92,216	$89,813	2.7%
Workers' compensation	29,343	28,567	2.7	62,240	63,508	-2.0
Commercial multi-peril	51,117	47,912	6.7	105,314	99,715	5.6
Other	10,496	9,970	5.3	21,607	20,421	5.8
Total commercial lines	134,544	129,023	4.3	281,377	273,457	2.9
Personal lines:
Automobile	44,988	44,296	1.6	87,228	87,303	-0.1
Homeowners	32,785	30,369	8.0	56,300	53,057	6.1
Other	6,129	5,917	3.6	11,983	11,650	2.9
Total personal lines	83,902	80,582	4.1	155,511	152,010	2.3
Total net premiums written	$218,446	$209,605	4.2%	$436,888	$425,467	2.7%

Net Premiums Written

The 4.2% increase in net premiums written for the second quarter of 2022 compared to the second quarter of 2021, as shown in the table above, represents 4.3% growth in commercial lines net premiums written and 4.1% growth in personal lines net premiums written. The $8.8 million increase in net premiums written for the second quarter of 2022 compared to the second quarter of 2021 included:

  Commercial Lines: $5.5 million increase that we attribute primarily to modest new business writings, strong premium retention and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by planned attrition in regions we have targeted for profit improvement.
  Personal Lines: $3.3 million increase that we attribute to premium rate increases our insurance subsidiaries have implemented over the past four quarters, strong policy retention and modest new business writings in certain states where we have introduced an updated suite of products.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	59.8%	53.1%	57.5%	56.5%
Loss ratio (weather-related)	9.6	6.1	6.8	4.9
Expense ratio	35.0	36.0	35.4	35.1
Dividend ratio	0.6	0.9	0.7	0.8
Combined ratio	105.0%	96.1%	100.4%	97.3%

Statutory Combined Ratios
Commercial lines:
Automobile	100.1%	105.5%	94.7%	103.9%
Workers' compensation	78.7	84.0	87.8	89.3
Commercial multi-peril	119.5	94.5	109.8	100.8
Other	87.1	77.2	79.9	68.8
Total commercial lines	101.6	94.3	97.6	96.6
Personal lines:
Automobile	104.0	91.1	98.9	92.2
Homeowners	123.5	110.1	115.9	102.4
Other	51.3	74.5	47.6	75.7
Total personal lines	107.5	96.9	101.2	94.7
Total lines	103.8%	95.4%	99.0%	95.9%

Loss Ratio

For the second quarter of 2022, the loss ratio increased to 69.4%, compared to 59.2% for the second quarter of 2021. Weather-related losses were $19.6 million, or 9.6 percentage points of the loss ratio, for the second quarter of 2022, compared to $11.7 million, or 6.1 percentage points of the loss ratio, for the second quarter of 2021. Weather-related loss activity for the second quarter of 2022 was higher than our previous five-year average of $17.1 million for second-quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the second quarter of 2022 were $13.4 million, or 6.6 percentage points of the loss ratio. That amount exceeded the large fire losses of $11.7 million, or 6.1 percentage points of the loss ratio, for the second quarter of 2021.   We experienced a $1.5 million increase in commercial property fire losses compared to the prior-year quarter.

Net favorable development of reserves for losses incurred in prior accident years of $7.9 million decreased the loss ratio for the second quarter of 2022 by 3.9 percentage points, compared to $13.4 million that decreased the loss ratio for the second quarter of 2021 by 6.9 percentage points. Our insurance subsidiaries experienced favorable development primarily relating to reserves for accident years 2021 and 2020 in the commercial automobile, personal automobile and workers’ compensation lines of business.

Expense Ratio

The expense ratio was 35.0% for the second quarter of 2022, compared to 36.0% for the second quarter of 2021. The decrease in the expense ratio reflected lower underwriting-based incentive costs for our agents and employees for the second quarter of 2022 compared to the prior-year quarter.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 92.9% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at June 30, 2022.

	June 30, 2022		December 31, 2021
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$134,746	10.4%	$121,453	9.5%
Obligations of states and political subdivisions	448,206	34.5	428,814	33.6
Corporate securities	398,017	30.6	412,758	32.3
Mortgage-backed securities	226,412	17.4	237,709	18.6
Total fixed maturities	1,207,381	92.9	1,200,734	94.0
Equity securities, at fair value	45,261	3.5	63,420	5.0
Short-term investments, at cost	46,685	3.6	12,692	1.0
Total investments	$1,299,327	100.0%	$1,276,846	100.0%

Average investment yield	2.5%		2.6%
Average tax-equivalent investment yield	2.6%		2.6%
Average fixed-maturity duration (years)	6.1		4.7

Total investments at June 30, 2022 increased by $22.5 million compared to December 31, 2021, as new funds invested were largely offset by $41.5 million of unrealized losses within our available-for-sale fixed-maturity portfolio due to a substantial increase in market interest rates during the first half of 2022.

Net investment income of $8.2 million for the second quarter of 2022 increased 7.2% compared to $7.7 million for the second quarter of 2021. The increase in net investment income reflected primarily an increase in average invested assets relative to the prior-year second quarter.

Net investment losses of $8.4 million for the second quarter of 2022 were primarily related to unrealized losses in the fair value of equity securities held at June 30, 2022. Net investment gains of $4.2 million for the second quarter of 2021 were primarily related to unrealized gains in the fair value of equity securities held at June 30, 2021.

Our book value per share was $15.87 at June 30, 2022, compared to $16.95 at December 31, 2021, with the decrease primarily related to after-tax unrealized losses within our available-for-sale fixed-maturity portfolio during the first half of 2022 that reduced our book value by $1.02 per share.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$204,128	$192,489	6.0%	$403,377	$379,740	6.2%
Change in net unearned premiums	14,318	17,116	-16.3	33,511	45,727	-26.7
Net premiums written	$218,446	$209,605	4.2%	$436,888	$425,467	2.7%

The following table provides a reconciliation of net (loss) income to operating (loss) income for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net (Loss) Income
to Non-GAAP Operating (Loss) Income
Net (loss) income	$(8,208)	$16,164	NM	$4,937	$26,694	-81.5%
Investment losses (gains) (after tax)	6,618	(3,350)	NM	6,678	(5,301)	NM
Non-GAAP operating (loss) income	$(1,590)	$12,814	NM	$11,615	$21,393	-45.7%

Per Share Reconciliation of Net (loss) Income
to Non-GAAP Operating (Loss) Income
Net (loss) income – Class A (diluted)	$(0.26)	$0.53	NM	$0.16	$0.88	-81.8%
Investment losses (gains) (after tax)	0.21	(0.11)	NM	0.21	(0.17)	NM
Non-GAAP operating (loss) income – Class A	$(0.05)	$0.42	NM	$0.37	$0.71	-47.9%

Net (loss) income – Class B	$(0.24)	$0.48	NM	$0.14	$0.80	-82.5%
Investment losses (gains) (after tax)	0.19	(0.10)	NM	0.20	(0.16)	NM
Non-GAAP operating (loss) income – Class B	$(0.05)	$0.38	NM	$0.34	$0.64	-46.9%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On July 21, 2022, we declared a regular quarterly cash dividend of $0.165 per share for our Class A common stock and $0.1475 per share for our Class B common stock, which is payable on August 15, 2022 to stockholders of record as of the close of business on August 1, 2022.

Pre-Recorded Webcast

At approximately 8:30 am EDT on Thursday, July 28, 2022, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary and a question and answer session. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, prolonged economic challenges resulting from the COVID-19 pandemic, adverse litigation and other trends that could increase our loss costs (including labor shortages and escalating medical, automobile and property repair costs), adverse and catastrophic weather events, our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments including those related to COVID-19 business interruption coverage exclusions, changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.
Phone: (212) 836-9623
E-mail: kdaly@equityny.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of (Loss) Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30,
	2022	2021

Net premiums earned	$204,128	$192,489
Investment income, net of expenses	8,204	7,652
Net investment (losses) gains	(8,377)	4,241
Lease income	98	108
Installment payment fees	258	656
Total revenues	204,311	205,146

Net losses and loss expenses	141,608	113,957
Amortization of deferred acquisition costs	35,172	33,103
Other underwriting expenses	36,235	36,230
Policyholder dividends	1,289	1,629
Interest	240	217
Other expenses, net	346	313
Total expenses	214,890	185,449

(Loss) income before income tax (benefit) expense	(10,579)	19,697
Income tax (benefit) expense	(2,371)	3,533

Net (loss) income	$(8,208)	$16,164

(Loss) earnings per common share:
Class A - basic and diluted	$(0.26)	$0.53
Class B - basic and diluted	$(0.24)	$0.48

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	26,069,692	25,341,989
Class A - diluted	26,294,147	25,594,024
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$218,446	$209,605

Book value per common share at end of period	$15.87	$17.64

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30,
	2022	2021

Net premiums earned	$403,377	$379,740
Investment income, net of expenses	16,063	15,163
Net investment (losses) gains	(8,453)	6,710
Lease income	203	216
Installment payment fees	748	1,287
Total revenues	411,938	403,116

Net losses and loss expenses	259,491	233,176
Amortization of deferred acquisition costs	69,354	63,282
Other underwriting expenses	73,342	70,012
Policyholder dividends	2,937	2,924
Interest	393	530
Other expenses, net	774	744
Total expenses	406,291	370,668

Income before income tax expense	5,647	32,448
Income tax expense	710	5,754

Net income	$4,937	$26,694

Net income per common share:
Class A - basic	$0.16	$0.89
Class A - diluted	$0.16	$0.88
Class B - basic and diluted	$0.14	$0.80

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	25,928,952	25,056,610
Class A - diluted	26,052,149	25,246,791
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$436,888	$425,467

Book value per common share at end of period	$15.87	$17.64

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2022	2021
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$700,335	$668,105
Available for sale, at fair value	507,046	532,629
Equity securities, at fair value	45,261	63,420
Short-term investments, at cost	46,685	12,692
Total investments	1,299,327	1,276,846
Cash	21,811	57,709
Premiums receivable	190,324	168,863
Reinsurance receivable	445,151	455,411
Deferred policy acquisition costs	74,247	68,028
Prepaid reinsurance premiums	172,406	176,936
Receivable from Michigan Catastrophic Claims Association	-	18,113
Other assets	46,582	33,269
Total assets	$2,249,848	$2,255,175

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,083,354	$1,077,620
Unearned premiums	601,939	572,958
Accrued expenses	4,797	4,029
Borrowings under lines of credit	35,000	35,000
Cash refunds due to Michigan policyholders	-	18,113
Other liabilities	13,736	16,419
Total liabilities	1,738,826	1,724,139
Stockholders' equity:
Class A common stock	296	288
Class B common stock	56	56
Additional paid-in capital	317,940	304,889
Accumulated other comprehensive (loss) income	(29,477)	3,284
Retained earnings	263,433	263,745
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	511,022	531,036
Total liabilities and stockholders' equity	$2,249,848	$2,255,175